Exhibit 99.1

DIAMONDBACK ENERGY TO ACQUIRE ADDITIONAL ACREAGE IN MIDLAND BASIN

Midland, TX (February 18, 2014) – Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback” or the “Company”) today announced the Company has entered into definitive purchase agreements with unrelated third party sellers to acquire additional leasehold interests in Martin County, Texas, in the Permian Basin, for an aggregate purchase price of approximately $174 million, subject to certain adjustments.

This transaction includes 6,450 gross (2,825 net) acres with a 43.8% working interest (75% net revenue interest) and net production of approximately 1,600 BOE/d (approximately 75% oil) in November 2013 from 145 gross (63 net) producing vertical wells. Net proved reserves, based on our internal estimates as of December 31, 2013, were approximately 4,185 MBOE. Our estimate of proved reserves is based on our analysis of production data provided by the sellers, as well as available geologic and other data, and the Company may revise its estimates following ownership of these properties.

Diamondback believes the acreage is prospective for horizontal drilling in the Wolfcamp B, Lower Spraberry, Middle Spraberry, Wolfcamp A, Cline and Clearfork horizons, and has identified 42 potential horizontal drilling locations in each of the Wolfcamp B and Lower Spraberry horizons based on 160 acre spacing per well (or six across a section) and an aggregate of 112 potential horizontal drilling locations in the Middle Spraberry, Wolfcamp A, Cline and Clearfork intervals based on 120 acre spacing per well (or four across a section).

Under the terms of the existing joint operating agreement, the Company has made offers to the owners of the remaining 56.2% of the working interests to acquire their interests in the acreage. If all such owners were to sell their interests to Diamondback, the aggregate purchase would be approximately $397 million. Diamondback intends to finance the acquisition, subject to market conditions and other factors, with a combination of borrowings under its revolving credit facility and the issuance of debt and equity securities.

Diamondback will become the operator of this acreage if and when two or more working interest holders totaling more than 50% of the working interest appoint the Company as the successor operator. The acquisition is scheduled to close by the end of February 2014, however the transaction remains subject to completion of due diligence and satisfaction of other customary closing conditions, and there can be no assurance that the transaction will be completed.

“I am extremely excited about this pending acquisition in Martin County as it offers an opportunity for Diamondback stockholders to expand their exposure to what we believe to be the core area of one of the most prolific basins in North America.” said Travis Stice, Diamondback’s Chief Executive Officer. “As a peer leading performer in horizontal development in the Permian Basin, and as a low cost operator, we believe these assets are as good as or better than our existing acreage position. Furthermore, when you compare this acquisition against our current valuation metrics, this represents another accretive acquisition for our stockholders.”

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas Company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback’s activities are primarily focused on the Wolfcamp, Clearfork, Spraberry, Cline, Strawn and Atoka formations.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities (including the pending acquisitions) that Diamondback assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback. Information concerning these risks and other factors can be found in Diamondback’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Diamondback undertakes no obligation to update or revise any forward-looking statement.

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Investor Contact:

Adam Lawlis

+1 432.221.7467

alawlis@diamondbackenergy.com